July 8, 2009

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr. President and Chief Executive Officer
                    (860) 435-9801 x 1002 or rick@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Second Quarter Dividend

Lakeville, Connecticut, July 8, 2009/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (NYSE AMEX:SAL), the holding company for Salisbury Bank and Trust Company declared a $.28 per common share quarterly cash dividend at their July 8, 2009 meeting. This is the same quarterly dividend that was paid each quarter during the year 2008. The quarterly cash dividend will be paid on August 5, 2009 to shareholders of record as of July 22, 2009.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $500 million and capital in excess of $35 million and has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut, and in addition to the main office, operates full service branches in North Canaan, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.





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